                                                                      Exhibit 11

                       ALLIN COMMUNICATIONS CORPORATION
                   Calculation of Net Loss Per Common Share
                     (In thousands, except per share data)

                                                                          Six months
                                             Period ended December 31,       ended
                                           ----------------------------    June 30,
                                              1994            1995           1996
                                           -----------    -------------  -------------
Net loss                                    $   (612)      $   (2,168)    $   (2,512)
                                           ===========    =============  =============
Net loss per common share                   $  (0.25)      $    (0.90)    $    (1.05)
                                           ===========    =============  =============

Weighted average common shares
  outstanding during the period (1)             2,400           2,400          2,400

(1) The weighted average common shares outstanding has been retroactively restated for the effect of the 2400 for 1 stock split.